Exhibit 10.4
SECOND AMENDED AND RESTATED RULES AND PROCEDURES
FOR
DIRECTORS’ DEFERRED COMPENSATION PROGRAM

These second amended and restated rules and procedures have been adopted on February 12, 2024 by the Nominating, Governance and Corporate Responsibility committee (the “Committee”) of the Board of Directors of AvalonBay Communities, Inc. (the “Company”) to govern the deferral by a Non-Employee Director pursuant to Section 7(b) of the AvalonBay Communities, Inc. 1994 Stock Option Plan and Section 8(b) of the AvalonBay Communities, Inc. Second Amended and Restated Equity Incentive Plan (the “2009 Plan”), each as may heretofore have been, or hereafter may be, amended (collectively, the “Plan”). All capitalized terms used herein shall have the same meaning as used in the 2009 Plan unless otherwise specifically provided herein.

1. Election to Defer. A Non-Employee Director may elect in advance to receive all or a portion of the cash compensation or Restricted Stock Award otherwise due to such Non-Employee Director in the form of a Deferred Stock Award/Restricted Stock Unit (referred to herein as a “Deferred Stock Award”). To make such an election, the Non-Employee Director must execute and deliver to the Company an election form specifying the percentage of cash compensation the Non-Employee Director wishes to defer and whether or not the Non-Employee Director wishes to receive his or her Restricted Stock Award in the form of a Deferred Stock Award. Except with respect to a newly elected or appointed Non-Employee Director, any election under this paragraph shall apply only to cash fees that are earned with respect to services to be performed beginning on or after the start of the next calendar year after such receipt and to stock awards to be granted after the start of the next calendar year. A newly elected or appointed Non-Employee Director, may, no later than his or her start date as a Non-Employee Director, file a deferral election which shall apply only to cash fees that are earned with respect to services to be performed subsequent to the election and to stock awards to be granted subsequent to the election. An election shall remain in effect from year to year, until a new election becomes effective with respect to cash fees payable, and a stock award to be granted, in the next calendar year. A Non-Employee Director may revoke or modify his or her deferral election with respect to cash fees that are payable, and stock awards to be granted, in the calendar year beginning after receipt by the Company of his written revocation (for clarification, this means that in the absence of a revocation or modification, an election will remain in effect for subsequent calendar years).

2. Deferred Account. On the day following the day cash fees would otherwise have been paid to a Non-Employee Director but for his or her deferral election, the Non-Employee Director’s deferred account (“Account”) shall be credited with a number of whole and fractional stock units determined by dividing his aggregate deferred cash fees by the Fair Market Value of a share of Stock as of the day such cash payment would otherwise have been made. If a Non-Employee Director has elected to receive his or her Restricted Stock Award in the form of a Deferred Stock Award, at such time as a Restricted Stock Award would otherwise be granted to the Non-Employe Director, the Non-Employee Director’s Account shall also be credited with a number of stock units equal to the number of shares that otherwise would have been issued pursuant to a Restricted Stock Award. Except as otherwise provided in the award agreement or by vote of the Board, the stock units credited in lieu of a Restricted Stock Award shall:

(1) vest on the same dates as such Restricted Stock Award would have vested, namely (as of February 12, 2024) in four installments on the following dates: September 1, December 1, March 1, and the day prior to the anniversary of the prior year’s Annual Meeting (or, if earlier, the day prior to the Annual Meeting), subject to acceleration as set forth in the applicable award agreement, and

(2) the director will have been deemed to have accepted the Deferred Stock Award pursuant to the terms of the most recently adopted form of Restricted Unit Agreement approved by the Committee.

3. Dividend Equivalent Amounts. Whenever dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the Account on the record date and dividing the result by the Fair Market Value of a share of Stock on the dividend payment date.

4. Period of Deferral. The period of deferral shall cease when a Non-Employee Director ceases to serve as a member of the Board.

5. Designation of Beneficiary. A Non-Employee Director may designate one or more beneficiaries to receive payments from his Account in the event of the Non-Employee Director’s death. A designation of beneficiary shall apply to a specified percentage of a Non-Employee Director’s entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum in shares of Stock, with any fractional share paid in cash.

6. Payment. All vested stock units credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or the Non-Employee Director’s designated beneficiary (or beneficiaries) or estate, (i) with respect to stock units granted prior to January 1, 2024, in a lump sum on a date determined by the Company that is within 30 days after the Non-Employee Director incurs a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)) with the Company and (ii) with respect to stock units granted on or after January 1, 2024, on a date determined by the Company that is no earlier than 60 days, and no later than 90 days, after the Non-Employee Director incurs a “separation from service” (within the meaning of Section 409A of the Code and in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that fractional shares shall be paid in cash, and provided, further, that in the event the Non-Employee Director is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, such distribution shall be made upon the earlier of the Non-Employee Director’s death, or six months and a day after the Non-Employee Director’s separation from service. In no event will a Non-Employee Director have a right to designate the taxable year of any payment made pursuant to the preceding sentence. Notwithstanding the foregoing, in the event of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations promulgated thereunder, all Accounts under this Directors’ Deferred Compensation Program shall become immediately payable in a lump sum. In addition to the foregoing, this Directors’ Deferred Compensation Program shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Directors’ Deferred Compensation Program is ambiguous as to its compliance with Section 409A of the Code, such provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

7. Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, or other event contemplated by Section 3(d) of the 2009 Plan, the Committee shall make appropriate adjustments in the number of stock units credited to Non-Employee Directors’ Accounts.

8. Nontransferability of Rights. During a Non-Employee Director’s lifetime, any payment under this deferred compensation arrangement shall be made only to the Non-Employee Director. No sum or other interest under this Directors’ Deferred Compensation Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under this Directors’ Deferred Compensation Program to do so shall be void. No interest under this Directors’ Deferred Compensation Program shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director to the extent required by a domestic relations order.

9. Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Directors’ Deferred Compensation Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under this Directors’ Deferred Compensation Program, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this deferred compensation arrangement.
10.     Administration. This Directors’ Deferred Compensation Program shall be administered by the Compensation. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this program and (ii) decide or resolve any and all questions including interpretations of this program, as may arise in connection with this program.